Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No .1 Registration Statement on Form S-4 of First Financial Corporation of our report dated March 4, 2026, relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of First Financial Corporation for the year ended December 31, 2025, and to the reference to us under the heading of “Experts” in the proxy statement/prospectus.

/s/ Crowe LLP
Crowe LLP

Indianapolis, Indiana

November 9, 2026